Exhibit 99.1

WisdomTree Announces Fourth Quarter and Year End 2011 Results

Record $3.9 billion of net inflows and 57% growth in revenues for 2011

$0.9 million net income for the quarter; $3.1 million for the year

New York, NY – (GlobeNewswire) – January 30, 2012 – WisdomTree Investments, Inc. (NASDAQ: WETF), an exchange-traded fund (“ETF”) sponsor and asset manager, today reported net income of $0.9 million for the fourth quarter of 2011 as compared to a net loss of $0.6 million for the fourth quarter of 2010 and net income of $1.4 million in the prior quarter. For the year, the Company reported net income of $3.1 million as compared to a net loss of $7.5 million in 2010.

WisdomTree CEO Jonathan Steinberg commented, “We generated another solid quarter of inflows and ended the year with a record $3.9 billion in net inflows, making 2011 our best year ever in terms of asset gathering. WisdomTree’s sharp focus on disciplined diversification and growth initiatives made 2011 a year of accomplishments: we turned profitable, listed on NASDAQ and launched two of the most successful new ETFs of the year. Importantly, WisdomTree increased our overall ETF industry market share to 3.4% during 2011, our best annual market share percentage.”

Mr. Steinberg continued, “Our differentiated, broad-based and scalable ETF family is at the center of our continued growth and long-term value proposition. I am extremely pleased to report our equity strategies are building an enviable relative performance track record, and our recent steps toward asset class expansion, namely the successful launches in international fixed income and alternative strategies – as well as a new sub-advisory relationship with Legg Mason subsidiary Western Asset Management – bolsters our position for continued growth and product innovation.”

Mr. Steinberg concluded, “The larger ETF industry growth story remains intact. ETF AUM still only represents about 11% of the combined ETF and mutual fund market. Yet over the last five years ETFs have taken in 50% of total net inflows. 2011 was another strong year with ETFs taking $115 billion versus $32 billion for mutual funds, or 78% of total inflows.

Assets Under Management

ETF assets under management (“AUM”) was $12.2 billion at December 31, 2011, up from $11.2 billion at September 30, 2011, due in large part to $756 million in net inflows primarily into our dividend-based U.S. equity strategies and emerging market equity ETFs.

Summary Operating and Financial Highlights

	Three Months Ended			Change From
Operating Highlights (in millions):	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010	Sept. 30, 2011	Dec. 31, 2010
ETF AUM	$12,182	$11,184	$9,891	8.9%	23.2%
ETF inflows	$756	$179	$1,271	322%	(40.5%)
Average ETF AUM	$11,836	$12,762	$9,104	(7.3%)	30.0%
Average ETF advisory fee	0.54%	0.55%	0.57%	(0.01)	(0.03)
Market share of industry inflows	1.9%	0.9%	2.7%	1.0	(0.8)

Financial Highlights (in thousands):
Revenues	$16,175	$17,736	$13,413	(8.8%)	20.6%
Net income/(loss)	$889	$1,359	($580)	(34.6%)	nm

	Year Ended Dec. 31,
Operating Highlights (in millions)	2011	2010	Change
ETF AUM	$12,182	$9,891	23.2%
ETF inflows	$3,899	$3,134	24.4%
Average ETF AUM	$11,739	$7,308	60.6%
Average ETF advisory fee	0.55%	0.56%	(0.01)
Market share of industry inflows	3.4%	2.7%	0.7

Financial Highlights (in thousands)
Revenues	$65,160	$41,612	56.6%
Net income/(loss)	$3,092	($7,549)	nm

Recent Business Developments

On January 12, 2012, the Company announced an investment sub-advisory relationship with Western Asset Management for global fixed income ETFs in the credit space.

On December 20, 2011, the Company announced commission-free ETF Trading with E*TRADE.

On October 25, 2011, the WisdomTree Australia & New Zealand Debt Fund (AUNZ) began trading.

On December 1, 2011, Research Affiliates, LLC filed a complaint in the United States District Court for the Central District of California naming the Company and others as defendants. The Company filed its answer to the complaint on January 17, 2012 and believes it has strong defenses to this lawsuit based on its belief that (i) it does not practice the indexing methods as claimed in the asserted patents; and (ii) the patents should be declared invalid because, among other reasons, there is ample evidence that the concept of fundamentals based indexing was widely known and in commercial use by asset managers and index providers well before the patent applications at issue were filed by plaintiff. The Company therefore intends to vigorously defend against plaintiff’s claims.

Performance

85% of the $8.0 billion invested in our 34 equity ETFs on December 31, 2011 were in funds that, since their respective inceptions, outperformed their capitalization-weighted or competitive benchmarks through that date. 76%, or 26 of our 34 equity ETFs, outperformed their capitalization-weighted or competitive benchmarks since their respective inception through December 31, 2011. For more information about WisdomTree ETFs including standardized performance, please click here or visit www.wisdomtree.com.

Fourth Quarter Financial Discussion

Revenues

Total revenues increased 20.6% to $16.2 million as compared to the fourth quarter of 2010. This increase was primarily due to higher average assets under management partly offset by a decrease in average pricing resulting from a change in product mix. Average ETF assets under management were $11.8 billion in the fourth quarter of 2011, as compared to $9.1 billion in the fourth quarter of 2010 and the average fee earned decreased to 0.54% from 0.57% over the same period. Despite positive market movement and net inflows experienced in the fourth quarter, total revenues decreased 8.8% compared to the third quarter of 2011 primarily due to a 7.3% decline in our average AUM. This average AUM decline in the fourth quarter resulted from $1.9 billion of negative market movement and outflows from our emerging market currency and fixed income ETFs in the third quarter.

Expenses

Total expenses increased 9.2% to $15.3 million from $14.0 million in the fourth quarter of 2010 and decreased 6.7% from $16.4 million in the third quarter of 2011.

•

Compensation and benefits expense decreased 4.3% to $4.7 million compared to the fourth quarter of 2010 primarily due to lower stock based compensation, which decreased to $1.0 million from $1.4 million, as well as lower accrued incentive compensation. Partly offsetting these decreases were increases due to higher headcount. This expense decreased 7.1% compared to the third quarter of 2011 due to lower accrued incentive compensation. Our headcount at the end of the fourth quarter of 2011 was 65 compared to 60 at the end of the fourth quarter of last year and 64 at the end of the third quarter of 2011.

•

Fund management and administration expenses increased 21.8% to $4.9 million compared to the fourth quarter of 2010. This was primarily due to a $0.5 million increase in portfolio management, fund administration and accounting, index licensing and distribution fees due to higher average assets under management. In addition we incurred $0.3 million in higher auditing and legal related fees in the fourth quarter. Fund management and administration expenses decreased 4.0% compared to the third quarter of 2011 primarily due to lower custody related expenses resulting from a negotiated reduction in our fee arrangement with our third party service provider, as well as lower printing related fees partly offset by higher accounting and legal related expenses.

•

Marketing and advertising expenses decreased 11.2% to $1.2 million compared to the fourth quarter of 2010 primarily due to lower levels of advertising partly offset by higher fees related to enhancing our website. These expenses increased 35.6% compared to the third quarter of 2011 due to higher levels of advertising related activities.

•

Sales and business development expenses increased 30.7% to $1.0 million compared to the fourth quarter of 2010 primarily due to higher new product development related expenses as well as increases in overall sales activity. These expenses increased 3.9% compared to the third quarter of 2011 due to higher sales related activity partly offset by lower product development related expenses.

•

Professional and consulting fees were relatively unchanged at $1.3 million in the fourth quarter of this year and 2010. We incurred litigation related expenses of $0.2 million in the fourth quarter of 2011 related to a patent infringement claim by Research Affiliates. We also incurred higher accounting related fees as a result of becoming a fully reporting exchange listed company. Offsetting these higher fees was lower corporate legal expenses as well as lower variable stock based compensation which decreased to $0.7 million compared to $0.8 million in the fourth quarter of last year. This expense decreased 14.2% as compared to the third quarter of 2011 primarily due to lower variable stock based compensation and corporate legal related expenses partly offset by litigation expenses discussed above.

•

Third-party sharing arrangements expense increased 50.1% to $1.2 million compared to the fourth quarter of 2010 and decreased 32.2% compared to the third quarter of 2011 primarily due to changes in average assets under management in our currency and international fixed income ETFs subject to the profit sharing arrangements with Bank of New York Mellon as well as marketing fees paid to third parties.

•

Other expenses increased 32.6% to $0.6 million compared to the fourth quarter of last year primarily due to higher expenses related to being an exchange listed company as well as higher general and administrative expenses. This expense decreased 13.1% compared to the third quarter of 2011 primarily due to lower administrative expenses.

•	Occupancy, communication and equipment expenses and depreciation and amortization expenses all had relatively small dollar value changes compared to both of the prior periods.

Full Year Results

Total revenues increased $23.5 million, or 56.6%, to $65.2 million for 2011 as compared to $41.6 million in 2010. This increase was primarily due to higher average assets under management, which increased 60.6% to $11.7 billion, which resulted primarily from $3.9 billion of net ETF inflows, partly offset by $1.6 billion in negative market movement.

Total expenses increased $12.9 million or 26.3% to $62.1 million in 2011 as compared to $49.2 million in 2010. This increase was primarily due to higher fund management and administration expenses due to higher average asset balances; higher third-party sharing arrangements due to higher asset balances in our currency and fixed income ETFs; and higher marketing, advertising, sales and business development expenses to support our growth. In addition, we incurred $0.7 million in expenses related to our NASDAQ listing and a one-time reimbursement of $0.7 million to the WisdomTree India ETF in 2011.

Balance Sheet

As of December 31, 2011, WisdomTree had total assets of $42.6 million which consisted primarily of cash and cash equivalents of $25.6 million and investments of $9.1 million. The Company has no debt. There were approximately 116.7 million shares of common stock issued as of December 31, 2011. Fully diluted weighted average shares outstanding were 135.7 million for the three months ended December 31, 2011.

Conference Call

WisdomTree will discuss its results and operational highlights during a conference call on Monday, January 30, 2012 at 8:00 a.m. ET. The call-in number will be (877) 303-7209. Anyone outside the U.S. or Canada should call (970) 315-0420. The slides used during the presentation will be available at www.wisdomtree.com/ir. For those unable to join the conference call at the scheduled time, an audio replay will be available on www.wisdomtree.com/ir.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, the risks described below. If one or more of these or other risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this press release completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

In particular, forward-looking statements in this press release may include statements about:

•	anticipated trends, conditions and investor sentiment in the global markets;

•	anticipated levels of inflows into and outflows out of our exchange traded funds;

•	our ability to deliver favorable rates of return to investors;

•	our ability to develop new products and services;

•	our ability to maintain current vendors or find new vendors to provide services to us at favorable costs;

•	competition in our business; and

•	the effect of laws and regulations that apply to our business.

Our business is subject to many risks and uncertainties, including without limitation:

•

We have only a limited operating history and, as a result, recent historical growth may not provide an accurate representation of the growth we may experience in the future, which may make it difficult to evaluate our future prospects.

•

Challenging market conditions associated with declining prices of securities can adversely affect our business by reducing the market value of the assets we manage or causing WisdomTree ETF shareholders to sell their fund shares and trigger redemptions.

•	Fluctuations in the amount and mix of our AUM may negatively impact revenue and operating margin.

•

Most of our assets under management are held in ETFs that invest in foreign securities and we therefore have substantial exposure to foreign market conditions and are subject to currency exchange rate risks.

•

We derive a substantial portion of our revenue from products invested in emerging markets and are exposed to the market-specific political and economic risks as well as general investor sentiment regarding future growth of those markets.

•

We derive a substantial portion of our revenue from a limited number of products and, as a result, our operating results are particularly exposed to the performance of those funds, investor sentiment toward the strategies pursued by those funds and our ability to maintain the assets under management of those funds.

•	The WisdomTree ETFs have a limited track record, and poor investment performance could cause our revenue to decline.

•

We depend on other third parties to provide many critical services to operate our business and the WisdomTree ETFs. The failure of key vendors to adequately provide such services could materially affect our operating business and harm WisdomTree ETF shareholders.

•

We are currently, and may from time to time in the future be, involved in legal proceedings that could require significant management time and attention, possibly resulting in significant expense or in an unfavorable outcome, which could have a material adverse effect on our business, financial conditions, results of operations and cash flows.

Other factors, such as general economic conditions, including currency exchange rate fluctuations, also may have an effect on the results of our operations. For a more complete description of the risks noted above and other risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in the Company’s most recent filings under the Securities Act of 1933 and Securities Exchange Act of 1934.

The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. Therefore, these forward-looking statements do not represent our views as of any date other than the date of this press release.

About WisdomTree

WisdomTree Investments, Inc. is a New York-based exchange-traded fund (“ETF”) sponsor and asset manager. WisdomTree currently offers 47 ETFs across Equities, Currency Income, Fixed Income and Alternatives asset classes. WisdomTree also licenses its indexes to third parties for proprietary products and promotes the use of WisdomTree ETFs in 401(k) plans. WisdomTree currently has approximately $13.6 billion in ETF assets under management. For more information, please visit www.wisdomtree.com.

WisdomTree® is the marketing name for WisdomTree Investments, Inc. and its wholly owned subsidiaries WisdomTree Asset Management, Inc. and WisdomTree Retirement Services, Inc. WisdomTree Asset Management, Inc. is a registered investment advisor and is the investment advisor to the WisdomTree Trust and the WisdomTree ETFs. The WisdomTree Trust is a registered open-end investment company. Each WisdomTree ETF is a series of the WisdomTree Trust. WisdomTree Retirement Services, Inc. supports the use of the WisdomTree ETFs in retirement plans by financial professionals.

Media Contact:	WisdomTree Investor Relations Contacts
Stuart Bell	KCSA Strategic Communications
WisdomTree Investments, Inc.	Jeffrey Goldberger / Todd Fromer
+1 917.267.3702	+1 212.896.1249 / +1 212.896.1215
sbell@wisdomtree.com	jgoldberger@kcsa.com / tfromer@kcsa.com

This press release is not, and shall not constitute, an offer to sell or the solicitation of an offer to buy any of our securities, nor shall there be any sale of any of our securities, in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

WISDOMTREE INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			% Change From		For the Year ended
	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010	Sept. 30, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010	% Change
							(Audited)

Revenues
ETF advisory fees	$16,025	$17,554	$13,111	-8.7%	22.2%	$64,366	$40,567	58.7%
Other income	150	182	302	-17.6%	-50.3%	794	1,045	-24.0%

Total revenues	16,175	17,736	13,413	-8.8%	20.6%	65,160	41,612	56.6%

Expenses
Compensation and benefits	4,722	5,085	4,933	-7.1%	-4.3%	19,634	19,193	2.3%
Fund management and administration	4,891	5,093	4,014	-4.0%	21.8%	19,882	14,286	39.2%
Marketing and advertising	1,235	911	1,390	35.6%	-11.2%	4,475	3,721	20.3%
Sales and business development	991	954	758	3.9%	30.7%	3,603	2,730	32.0%
Professional and consulting fees	1,264	1,473	1,253	-14.2%	0.9%	5,186	3,779	37.2%
Occupancy, communication and equipment	281	288	289	-2.4%	-2.8%	1,127	1,118	0.8%
Depreciation and amortization	67	68	79	-1.5%	-15.2%	267	314	-15.0%
Third party sharing arrangements	1,217	1,794	811	-32.2%	50.1%	5,651	2,296	146.1%
Other	618	711	466	-13.1%	32.6%	2,243	1,724	30.1%

Total expenses	15,286	16,377	13,993	-6.7%	9.2%	62,068	49,161	26.3%

Income/(loss) before provision for income taxes	889	1,359	(580)	-34.6%	-253.3%	3,092	(7,549)	-141.0%

Provision for income taxes	—	—	—			—	—

Net income/(loss)	$889	$1,359	$(580)	-34.6%	-253.3%	$3,092	$(7,549)	-141.0%

Net income/(loss) per share - basic	$0.01	$0.01	$(0.01)			$0.03	$(0.07)

Net income/(loss) per share - diluted	$0.01	$0.01	$(0.01)			$0.02	$(0.07)

Weighted average common shares - basic	114,863	114,238	112,889			114,132	111,981

Weighted average common shares - diluted	135,682	136,075	112,889			135,539	111,981

WISDOMTREE INVESTMENTS, INC.

CONSOLIDATED BALANCE SHEET

(in thousands, except per share amount)

	December 31, 2011	December 31, 2010
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$25,630	$14,233
Investments	—	1,295
Accounts receivable	5,625	4,825
Other current assets	1,601	642

Total current assets	32,856	20,995

Fixed assets, net	597	756
Investments	9,056	7,300
Other noncurrent assets	58	91

Total assets	$42,567	$29,142

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Current liabilities:
Fund management and administration payable	$10,035	$5,714
Compensation and benefits payable	4,168	3,638
Accounts payable and other liabilities	2,360	2,263

Total current liabilities	16,563	11,615

Other noncurrent liabilities	151	292

Total liabilities	16,714	11,907

STOCKHOLDERS’ EQUITY
Common stock, par value $0.01; 250,000 shares authorized:
issued: 116,703 and 115,291	1,167	1,152
outstanding: 115,392 and 113,132
Additional paid-in capital	163,747	158,236
Accumulated deficit	(139,061)	(142,153)

Total stockholders’ equity	25,853	17,235

Total liabilities and stockholders’ equity	$42,567	$29,142

WISDOMTREE INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Year Ended
	December 31, 2011	December 31, 2010
	(Unaudited)
Cash flows from operating activities
Net income/(loss)	$3,092	$(7,549)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Depreciation, amortization and other	267	314
Stock-based compensation	7,141	8,755
Deferred rent	(154)	(105)
Accretion to interest income and other	135	4
Net change in operating assets and liabilities:
Accounts receivable	(800)	(1,941)
Other assets	(950)	313
Fund management and administration payable	4,321	659
Compensation and benefits payable	530	1,051
Accounts payable and other liabilities	110	627

Net cash provided by operating activities	13,692	2,128

Cash flows from investing activities
Purchase of fixed assets	(108)	(93)
Purchase of investments	(8,114)	(6,935)
Proceeds from the redemption of investments	7,542	7,656

Net cash (used in)/provided by investing activities	(680)	628

Cash flows from financing activities
Shares repurchased	(2,153)	—
Proceeds from exercise of stock options	538	1

Net cash (used in)/provided by financing activities	(1,615)	1

Net increase in cash and cash equivalents	11,397	2,757

Cash and cash equivalents - beginning of period	14,233	11,476

Cash and cash equivalents - end of period	$25,630	$14,233

Supplemental disclosure of cash flow information

Cash paid for income taxes	$13	$11

Non-cash investing and financing activities:
Cashless exercise of stock options	$391	$517

WisdomTree Investments, Inc.

Key Operating Statistics (Unaudited)

	Three Months Ended			For the Year Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Total ETFs (in millions)
Beginning of period assets	11,184	12,934	8,260	9,891	5,979
Inflows/(outflows)	756	179	1,271	3,899	3,134
Market appreciation/(depreciation)	242	(1,929)	360	(1,608)	778

End of period assets	12,182	11,184	9,891	12,182	9,891

Average assets during the period	11,836	12,762	9,104	11,739	7,308

ETF Industry and Market Share (in billions)
ETF industry net inflows	40	21	47	114	118
WisdomTree market share of industry inflows	1.9%	0.9%	2.7%	3.4%	2.7%

International Developed Equity ETFs (in millions)
Beginning of period assets	2,299	2,619	1,900	2,062	1,953
Inflows/(outflows)	(78)	50	61	486	29
Market appreciation/(depreciation)	(9)	(370)	101	(336)	80

End of period assets	2,212	2,299	2,062	2,212	2,062

Average assets during the period	2,287	2,488	1,981	2,397	1,902

Emerging Markets Equity ETFs (in millions)
Beginning of period assets	3,230	3,988	2,796	3,780	1,431
Inflows/(outflows)	419	102	869	925	1,911
Market appreciation/(depreciation)	(35)	(860)	115	(1,091)	438

End of period assets	3,614	3,230	3,780	3,614	3,780

Average assets during the period	3,456	3,719	3,342	3,664	2,202

International Sector Equity ETFs (in millions)
Beginning of period assets	202	248	247	249	358
Inflows/(outflows)	(17)	7	(11)	(16)	(116)
Market appreciation/(depreciation)	9	(53)	13	(39)	7

End of period assets	194	202	249	194	249

Average assets during the period	210	234	258	237	259

US Equity ETFs (in millions)
Beginning of period assets	2,523	2,612	1,779	2,057	1,330
Inflows/(outflows)	586	241	118	1,255	486
Market appreciation/(depreciation)	320	(330)	160	117	241

End of period assets	3,429	2,523	2,057	3,429	2,057

Average assets during the period	2,972	2,528	1,917	2,507	1,592

Currency ETFs (in millions)
Beginning of period assets	1,194	1,896	1,266	1,179	907
Inflows/(outflows)	(157)	(566)	(75)	(69)	253
Market appreciation/(depreciation)	(56)	(136)	(12)	(129)	19
Reclass to Int’l Fixed Income	(31)			(31)

End of period assets	950	1,194	1,179	950	1,179

Average assets during the period	1,120	1,786	1,189	1,480	1,217

International Fixed Income ETFs (in millions)
Beginning of period assets	1,493	1,379	272	564	—
Inflows/(outflows)	(34)	280	309	1,022	571
Market appreciation/(depreciation)	16	(166)	(17)	(111)	(7)
Reclass from Currency	31			31

End of period assets	1,506	1,493	564	1,506	564

Average assets during the period	1,536	1,780	417	1,297	136

Alternative Strategy ETFs (in millions)
Beginning of period assets	243	192		—
Inflows/(outflows)	37	65		296
Market appreciation/(depreciation)	(3)	(14)		(19)

End of period assets	277	243		277

Average assets during the period	255	227		157

Average ETF assets during the period
Emerging markets equity ETFs	29%	29%	37%	31%	30%
International developed equity ETFs	19%	20%	22%	20%	26%
US equity ETFs	25%	20%	21%	21%	22%
Currency ETFs	10%	14%	13%	13%	17%
International fixed income ETFs	13%	14%	4%	12%	2%
International sector equity ETFs	2%	2%	3%	2%	3%
Alternative strategy ETFs	2%	1%		1%

Total	100%	100%	100%	100%	100%

Average ETF advisory fee during the period
Alternative strategy ETFs	0.95%	0.95%		0.95%
Emerging markets equity ETFs	0.68%	0.69%	0.76%	0.70%	0.76%
International sector equity ETFs	0.58%	0.58%	0.58%	0.58%	0.58%
International fixed income ETFs	0.55%	0.55%	0.55%	0.55%	0.55%
International developed equity ETFs	0.54%	0.54%	0.55%	0.54%	0.55%
Currency ETFs	0.49%	0.49%	0.48%	0.49%	0.48%
US equity ETFs	0.35%	0.34%	0.34%	0.34%	0.34%

Blended total	0.54%	0.55%	0.57%	0.55%	0.56%

Number of ETFs - end of the period
International developed equity ETFs	14	14	14	14	14
US equity ETFs	12	12	12	12	12
Currency ETFs	7	9	9	7	9
Emerging markets equity ETFs	4	4	4	4	4
International sector equity ETFs	4	4	4	4	4
International fixed income ETFs	4	2	1	4	1
Alternative strategy ETFs	2	2		2

Total	47	47	44	47	44

Headcount	65	64	60	65	60

Note: Previously issued statistics may be restated due to trade adjustments

Source: Investment Company Institute, Bloomberg, WisdomTree